Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-157748) dated March 6, 2009 of Global Health Voyager, Inc. (Formerly known as NT Media Corp. of California, Inc.) of our report dated May 9, 2012 relating to the financial statements, which appear in this Form 10-K/A for the year ended December 31, 2011.

Goldman Kurland and Mohidin, LLP

Encino, California

September 28, 2012